Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

December 11, 2013

ARAMARK Holdings Corporation

ARAMARK Tower

1101 Market Street

Philadelphia, Pennsylvania 19107

Ladies and Gentlemen:

We have acted as counsel to ARAMARK Holdings Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to up to an aggregate of 69,972,867 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), which may be issued by the Company pursuant to the Fifth Amended and Restated ARAMARK Holdings Corporation 2007 Management Stock Incentive Plan and the ARAMARK Holdings Corporation 2013 Stock Incentive Plan (together, the “Plans”).

We have examined copies of the Plans, the Registration Statement (including the exhibits thereto) and the related prospectuses. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) when the Board of Directors of the Company (or a duly authorized committee thereof) has taken all necessary corporate action to authorize and approve the issuance of the Shares and (2) upon issuance and delivery in accordance with the Plans, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP